Exhibit 10.4

INDENTURE

Dated as of November 27, 2013

among

REGIS CORPORATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

$120,000,000

5.75% SENIOR NOTES DUE 2017

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	12.03
(c)	12.03
313(a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 12.02
(d)	7.06
314(a)	12.05
(b)	N.A.
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A.
(d)	N.A.
(e)	12.05
(f)	N.A.
315(a)	7.01
(b)	7.05
(c)	7.01
(d)	7.01
(e)	N.A.
316(a)(lasts sentence)	2.11
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	1.05, 2.14
317(a)(1)	6.08
(a)(2)	6.12
(b)	2.04
318(a)	12.01
(b)	N.A.
(c)	12.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

i

EXHIBITS

Exhibit A	Form of Initial Note

Exhibit B	[Reserved]

Exhibit C	Form of Transferee Letter of Representation

INDENTURE, dated as of November 27, 2013, among Regis Corporation, a Minnesota corporation (the “Company”) and Wells Fargo Bank, National Association, a national banking association, as Trustee.

W I T N E S S E T H

WHEREAS, the aggregate principal amount of the Notes that may be authenticated and delivered under this Indenture is unlimited;

WHEREAS, the Company has duly authorized the issuance of $120,000,000 aggregate principal amount of 5.75% Senior Notes due 2017 (the “Initial Notes”); and

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture, and has done all things necessary for this Indenture be a valid and binding agreement.

NOW, THEREFORE, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01                             Definitions.

“Acquired Person” has the meaning set forth in the definition of “EBITDA”.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

“Additional Assets” means:

(1)                                 any property, plants, equipment or other asset (excluding any asset classified as a current asset under GAAP), including improvements thereto through capital expenditures or otherwise, to be used, or that is useful, in a Similar Business;

(2)                                 all or substantially all of the assets of a Similar Business;

(3)                                 the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary;

(4)                                 Capital Stock in any Person that at such time is a Restricted Subsidiary; or

(5)                                 any asset or property that replaces the assets sold in the relevant Asset Sale;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01 and 4.09.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under common control with such specified Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, membership interests, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, as determined by the Company, with respect to a Note on any date of redemption, the greater of:

(1)                                 1.0% of the principal amount of such Note; and

(2)                                 the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on December 1, 2015 (each such redemption price being described under Section 3.07) plus (ii) all required interest payments due on such Note through December 1, 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means any direct or indirect (x) issuance of any equity interests of any Subsidiary to any Person (other than a Joint Venture and other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law) which is not the Company or a Restricted Subsidiary or (y) sale, assignment, lease (other than an operating lease entered into in the ordinary course of business), conveyance, transfer or other disposition of (whether in one or a series of transactions) any property, including accounts and notes receivable, with or without recourse or enter into any agreement to do any of the foregoing.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)                                 dispositions of inventory, or used, worn out or surplus equipment, all in the ordinary course of business;

(2)                                 the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(3)                                 dispositions made by the Company or any Restricted Subsidiary to any Restricted Subsidiary, or dispositions made by any Restricted Subsidiary to the Company;

(4)                                 dispositions made in connection with Permitted Investments and dispositions constituting other Restricted Payments permitted under Section 4.07;

(5)                                 dispositions not otherwise permitted hereunder which are made for Fair Market Value; provided that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from such disposition, and (ii) the aggregate value of all assets so sold by the Company and its Subsidiaries after the Issue Date, together, shall either (A) not exceed $200.0 million or (B) not (x) represent more than 10% of the total assets of the Company and its Subsidiaries as of the last day of the fiscal quarter most recently ended for which the Company has delivered financial statements pursuant to Section 4.03 or (y) be related to more than 10% of the Consolidated Net Income of the Company and its Subsidiaries for the 12-month period ending as of the end of the fiscal quarter next preceding the date of determination (disregarding for purposes of the thresholds set forth in the foregoing clause (ii) the sale by the Company of the equity interests of HC (USA), Inc. and related assets to Aderans Co., Ltd.);

(6)                                 the disposition of Cash Equivalents in the ordinary course of business;

(7)                                 a disposition pursuant to a Sale/Leaseback Transaction;

(8)                                 the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Article 5 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(9)                                 an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary;

(10)                          the creation or Incurrence of a Permitted Lien or any other Lien created or Incurred in compliance with Section 4.12, and dispositions in connection therewith;

(11)                          dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12)                          a surrender or waiver of contract rights or a settlement, release or surrender of contract, tort or other claims in the ordinary course of business;

(13)                          foreclosure on assets or property;

(14)                          any sale or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(15)                          any single transaction or series of related transactions that involves the sale, assignment, lease, conveyance, transfer or other disposition of property or issuance equity interests, which property or equity interests have a fair market value not in excess of $20.0 million.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment by (2) the sum of all such payments.

“Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.).

“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only after the passage of time.  The term “beneficial owner” shall have a corresponding meaning.

“Board of Directors” means:

(1)                                 with respect to a corporation, the board of directors of the corporation or a duly authorized committee of the board of directors;

(2)                                 with respect to a partnership, the board of directors of the general partner of the partnership;

(3)                                 with respect to a limited liability company, the managing member or members or any controlling committee or board of managers of such company or the Board of Directors of the sole member or the managing member thereof; and

(4)                                 with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the city in which the corporate trust office of the Trustee is located (currently Minneapolis, Minnesota) are authorized or required by law to close.

“Capital Lease” has the meaning set forth in the definition of “Capitalized Lease Obligations”.

“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding any debt securities convertible into or exchangeable for any of the foregoing.

“Capitalized Lease Obligations” means all monetary obligations of the Company or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (a “Capital Lease”).

“Cash Equivalents” means:

(1)                                 securities issued or fully guaranteed or insured by the United States Government or any agency thereof and (i) backed by the full faith and credit of the United States or such other countries where the Company or its Subsidiaries have operations, (ii) purchased in the ordinary course of business consistent with past practices and (iii) having maturities of not more than twelve months from the date of acquisition;

(2)                                 certificates of deposit, time deposits, Eurodollar time deposits, repurchase agreements, reverse repurchase agreements and bankers’ acceptances, having in each case a term of not more than twelve months, issued by any Lender, or by any U.S. commercial bank or non-U.S. commercial bank in the ordinary course of business consistent with past practices having combined capital and surplus of not less than $100,000,000 whose short term securities are rated at least A-1 by Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc. (“S&P”), and P-1 by Moody’s Investors Service, Inc. (“Moody’s”); and

(3)                                 commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s and in either case having a tenor of not more than three months.

“Change of Control” means:

(a)                                 the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Issue Date) of 50.1% or more of the combined voting power of all capital stock of the Company entitled to vote in the election of directors, other than capital stock having such power only by reason of the happening of a contingency; or

(b)                                 during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Company’s board of directors (together with any new directors whose election by the Company’s board of directors or whose nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reasons other than death or disability to constitute a majority of the directors then in office.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares of, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company Order” means a written request or order signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, and delivered to the Trustee.

“Consolidated Net Income” means, for any period, for the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, net income (or net loss) for such period (excluding any net income (or net loss) attributable to Discontinued Stores), excluding any gains or losses from sales of assets and any extraordinary non-cash gains or losses during such period (provided that the net income of any Person that is not a Restricted Subsidiary of the Company shall be included in the consolidated net income of the Company only to the extent of the amount of cash dividends or distributions paid by such Person to the Company or to a consolidated Restricted Subsidiary of the Company).

“Contingent Obligation” means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract.  The amount of any Contingent Obligation, (x) in the case of Guaranty Obligations, shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, (y) in the case of Contingent Obligations in respect of Swap Contracts, shall be deemed equal to the aggregate Swap Termination Value of such Swap Contracts, and (z) in the case of other Contingent Obligations, shall be deemed equal to the maximum reasonably anticipated liability in respect thereof.

“Convertible Notes” means the Company’s 5.0% convertible senior notes due 2014.

“Corporate Trust Office of the Trustee” shall be the address of the Trustee specified in Section 12.02 or such other address as to which the Trustee may designate from time to time by notice to the Holders and the Company or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facility” means, with respect to the Company or any Restricted Subsidiary that is a Foreign Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities or indentures with banks or other institutional lenders or trustees providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of notes or other debt securities, together with the documents related thereto (including, without limitation, any Guarantees and security documents) in each case, as may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring (including increasing the amount of available borrowings thereunder pursuant to incremental facilities or otherwise, or adding Subsidiaries of the Company as guarantors thereunder) all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lender and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not bear the Global Notes Legend and does not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Discontinued Stores” means underperforming stores closed or otherwise disposed of by the Company after the Issue Date, to the extent such stores were approved as such under the Senior Credit Facility prior to the Issue Date.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event:

(1)                                 matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)                                 is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock);

(3)                                 is redeemable at the option of the holder of the Capital Stock in whole or in part; or

(4)                                 in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provision prior to compliance by the Company with the provisions of this Indenture described under Sections 4.10 and 4.14 unless such repurchase or redemption complies with Section 4.07.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is organized under the laws of the United States or any state thereof.

“EBITDA” means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis, the total, without duplication, of:

(1)                                 Consolidated Net Income; plus

(2)                                 to the extent included in the determination of Consolidated Net Income, the sum, without duplication, of (i) all amounts treated as expenses for depreciation (including, without duplication, non-cash losses (net of non-cash gains) upon the closing and abandonment of any non-franchised store locations), plus (ii) all amounts treated as expenses for interest paid or accrued, plus (iii) any make-whole payment paid in connection with any prepayment of the Prudential Notes, plus (iv) all amounts treated as expenses for amortization of intangibles of any kind, plus (v) all taxes paid or accrued and unpaid on or measured by income, plus (vi) any non-cash interest expense on the Convertible Notes; plus

(3)                                 to the extent included in the determination of Consolidated Net Income and the determination of “EBITDA” under the Senior Credit Agreement, the amount of any other charge in respect of non-recurring expenses for such period arising in connection with Acquisitions (whether or not consummated); plus

(4)                                 to the extent included in the determination of Consolidated Net Income, the sum, without duplication, of (i) cash Reorganization Costs approved pursuant to clause (d)(i) of the definition of “EBITDA” under the Senior Credit Agreement as in effect on the Issue Date, (ii) cash Reorganization Costs attributable to Discontinued Stores, provided that the amount of such Reorganization Costs added pursuant to this clause (4)(ii) shall not exceed $5.0 million in the aggregate prior to the Termination Date, and (iii) up to $5.0 million in the aggregate for such period of (A) other cash Reorganization Costs and (B) external professional fees and diligence expenses relating to Acquisitions (whether or not consummated); plus

(5)                                 if the Company or any Subsidiary acquires a Person (an “Acquired Person”) in an Acquisition during such period, all of the Acquired Person’s EBITDA (calculated for such Person as set forth above without giving effect to clause (3)) for the four fiscal quarters then ended; minus

(6)                                 the EBITDA for the four fiscal quarters then ended attributable to any Subsidiary, business or division (including HC (USA), Inc.) sold by the Company or any Subsidiary during such period; plus

(7)                                 all non-cash losses and expenses and non-cash impairment charges (including non-cash compensation expense and non-cash impairment of goodwill and other intangibles or arising in connection with any Joint Venture) to the extent deducted in determining Consolidated Net Income; minus

(8)                                 all cash payments made during such period that arise out of non-cash losses or expenses and impairment charges taken in any previous period.

“Equity Offering” means an underwritten public offering for cash by the Company of Capital Stock (other than Disqualified Stock), other than (x) public offerings with respect to the Company’s Capital Stock, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary of the Company or (z) any offering of the Company’s Common Stock issued in connection with a transaction that constitutes a Change of Control.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“Event of Default” has the meaning set forth under Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, (a) with respect to cash, its face amount and (b) with respect to any asset, the price which could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and willing buyer, neither of which is under compulsion to complete the transaction.  The Fair Market Value of any asset in excess of $10.0 million shall be determined by the Board of Directors of the Company, acting in good faith, and shall be evidenced by a resolution of such Board of Directors of the Company set forth in an Officer’s Certificate delivered to the Trustee; provided, however, that, with respect to any such determination (other than any determination in connection with an asset sale to a third party) in excess of $20.0 million, the Board of Directors’ determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor.

“Fixed Charge Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Fixed Charges of such person for such four fiscal quarters, provided, however, that:

(1)                                 if the Company or any Restricted Subsidiary:

(a)                                 has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes an Incurrence of Indebtedness, EBITDA and Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving Credit

Facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)                                 has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Credit Facility unless such Indebtedness has been permanently repaid and the related commitment terminated), EBITDA and Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)                                 if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Sale or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or properties or line of business or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes such a transaction:

(a)                                 the EBITDA for such period will be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets or properties that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period; and

(b)                                 Fixed Charges for such period will be reduced by an amount equal to the Fixed Charges directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)                                 if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or a Restricted Subsidiary) or an acquisition of assets or property, including any acquisition of assets or property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or properties or line of business, EBITDA and Fixed Charges for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(4)                                 if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any disposition or any Investment or acquisition of assets or property that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Fixed Charges for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period; and

(5)                                 if since the beginning of such period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is designated a Restricted Subsidiary, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting Officer of the Company.  Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate to reflect specifically identifiable operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within the period beginning on the date of such event and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date of such event.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Contract applicable to such Indebtedness if such Swap Contract has a remaining term in excess of 12 months).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financing or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Fixed Charges” means, with respect to the Company and its Restricted Subsidiaries on a consolidated basis, as of any date of determination, interest expense paid or accrued on outstanding Indebtedness for the period of four fiscal quarters ending on the date of determination (excluding (i) the aggregate amount of interest expense on the Prudential Notes during such period), (ii) non-cash interest expense during such period on Indebtedness convertible into shares of common stock of the Company and (iii) any make-whole payment paid during such period in connection with any prepayment of the Prudential Notes).

“Foreign Subsidiary” means any Restricted Subsidiary of the Company other than a Domestic Subsidiary.

“Funded Debt” of any Person means, without duplication, all Indebtedness of such Person.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Global Notes Legend” means the legend set forth in Section 2.01(d)(2).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing) and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)                                 to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, properties, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)                                 entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guaranty Obligation” has the meaning set forth in the definition of “Contingent Obligation”.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Swap Contract.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and any Indebtedness or Capital Stock assumed in connection with the acquisition of property or assets from another Person will be deemed Incurred on the date of consummation of such acquisition of property or assets; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all reimbursement or payment obligations with respect to Surety Instruments and all L/C Obligations; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capitalized Lease Obligations; (g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.  For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or may become directly liable.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means June 1 and December 1 of each year to the Stated Maturity of the Notes, commencing June 1, 2014.

“Investment” means the purchase or acquisition, or commitment to purchase or acquire, any capital stock, equity interest, or any obligation or other security of, or any interest in, any other Person, or the making or committing to make any Acquisition, or the making or committing to make any advance (other than advances or extensions of credit to customers in the ordinary course of business), loan, extension of credit (excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to or any other investment in any Person including any Affiliate of the Company; provided that none of the following will be deemed to be an Investment:

(1)                                 Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)                                 endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)                                 an acquisition of property, assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of Section 4.07,

(1)                                 “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)                                 any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Issue Date” means November 27, 2013.

“Joint Venture” means any single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

“L/C Obligations” has the meaning set forth in the Senior Credit Agreement as in effect on the Issue Date.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) all Funded Debt of the Company and its Subsidiaries determined on a consolidated basis as of such date to (b) EBITDA for the period of the four immediately preceding fiscal quarters ending on such date.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

“Liquidity” means, at any time, the aggregate amount of unrestricted cash and Cash Equivalents of the Company and its Subsidiaries, as determined in accordance with GAAP, that is not subject to any Lien (other than Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution).

“Loan” has the meaning set forth in the Senior Credit Agreement as in effect on the Issue Date.

“Net Available Cash” from an Asset Sale means the aggregate cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets or property received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption, by the acquiring Person, of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other noncash form) therefrom, in each case net of:

(1)                                 all legal, accounting, brokerage and investment banking fees and expenses, title and recording tax expenses, commissions and other fees, expenses and direct costs (including, without limitation, employee severance and relocation costs and expenses) Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Sale;

(2)                                 all payments made on any Indebtedness that is secured by any assets or property subject to such Asset Sale, in accordance with the terms of any Lien upon such assets or property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(3)                                 all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale;

(4)                                 the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets or property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; and

(5)                                 until received by the selling person, any portion of the purchase price from an Asset Sale placed in escrow or withheld by the purchaser, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Recourse Debt” means Indebtedness of a Person:

(1)                                 as to which neither the Company nor any Restricted Subsidiary: (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness); or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2)                                 no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture, including, if applicable, any Unrestricted Global Notes.  For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued.  For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to Notes of the applicable series.  The Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Controller, the Treasurer, Assistant Treasurer or the Secretary, Assistant Secretary of the Company.

“Officer’s Certificate” means a certificate signed by an Officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of or counsel to the Company.

“Pari Passu Indebtedness” means Indebtedness that ranks equally in right of payment to the Notes.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or otherwise has any liability, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisitions” shall have the meaning set forth in the definition of “Permitted Investment”.

“Permitted Investment” means:

(1)                                 Investments held by the Company or any Subsidiary in the form of cash or Cash Equivalents;

(2)                                 extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(3)                                 Investments by the Company or any Restricted Subsidiary in the Company or in Wholly-Owned Subsidiaries or in the form of unsecured loans made by any Restricted Subsidiary to the Company;

(4)                                 Investments incurred in order to consummate Acquisitions otherwise permitted herein (“Permitted Acquisitions”), provided that (i) such Acquisitions are undertaken in accordance with all applicable Requirements of Law, (ii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the Person to be acquired (and its stockholders or equivalent equity holders, if necessary) is obtained, (iii) after giving effect to such Acquisition, no Event of Default shall have occurred and be continuing and (iv) the Person or business which is the subject of such Acquisition is in the same or similar line of business as the Company and its Subsidiaries;

(5)                                 other Investments (excluding Permitted Acquisitions but including Investments in Joint Ventures) in addition to the foregoing Investments permitted by this definition; provided that (i) the total amount of Investments permitted under this clause (5) does not exceed in the aggregate at any one time outstanding the greater of (1) $200,000,000 and (2) the product of 35% and the difference between (x) consolidated tangible assets of the Company and its consolidated Subsidiaries and (y) the aggregate amount of Investments of the Company and its consolidated Subsidiaries not otherwise permitted by any of clauses (1) through (4) above and (ii) the aggregate amount of such Investments made in or to Persons that are not in the same or similar line of business in which the Company and its Subsidiaries are engaged as of the Issue Date shall not exceed one-third of the amount determined pursuant to the foregoing clause (i);

(6)                                 Investments of a nature not contemplated by the foregoing clauses hereof that are outstanding as of the Issue Date;

(7)                                 Investments in the form of repurchase of the Company’s or any Subsidiary’s capital stock or Indebtedness approved by the Company’s board of directors (or the Subsidiary’s equivalent managers or directors) that would not otherwise result in an Event of Default;

(8)                                 any Investment in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)                                 such Person becomes a Restricted Subsidiary; or

(b)                                 such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(9)                                 extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(10)                          any Investment in Swap Contracts and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(11)                          any Investment in Guarantees of Indebtedness issued in accordance with Section 4.09;

(12)                          Investments constituting deposits described in the definition of “Permitted Liens”;

(13)                          any Investment in commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(14)                          loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices in an aggregate amount not in excess of $3.125 million at any one time outstanding;

(15)                          any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)                                 in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b)                                 in satisfaction of judgments or in compromise, settlement or resolution of any litigation, arbitration or other dispute; or

(c)                                  as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)                          Investments made as a result of the receipt of noncash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 or any other disposition of assets or property not constituting an Asset Sale; and

(17)                          Investments to the extent made in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Company.

For the avoidance of doubt, contributions made by the Company or any ERISA Affiliate to any Pension Plan or other employee benefit plan (including qualified plans) of the Company or such ERISA Affiliate shall not constitute an Investment by the Company or such ERISA Affiliate.

“Permitted Liens” means, with respect to any Person:

(1)                                 any Lien existing on property of the Company or any Subsidiary on the Issue Date;

(2)                                 Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07 of the Senior Credit Agreement as in effect on the Issue Date, provided that no notice of lien has been filed or recorded under the Code;

(3)                                 carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(4)                                 Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(5)                                 Liens on the property of the Company or its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) Contingent Obligations in connection with performance bonds, surety bonds and appeal bonds and (iii) other non-delinquent obligations of a like nature, in each case, incurred in the ordinary course of business; provided that all such Liens in the aggregate could not reasonably be expected to cause a Material Adverse Effect (as defined in the Senior Credit Agreement as in effect on the Issue Date);

(6)                                 easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

(7)                                 Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and

(8)                                 Liens securing obligations in respect of Capital Leases on assets subject to such leases, provided that such Capital Leases are otherwise permitted hereunder;

(9)                                 other Liens securing Indebtedness that does not exceed in the aggregate at any one time outstanding $25.0 million;

(10)                          Liens on deposits as security for import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(11)                          Liens to secure letters of credit or bankers’ acceptances or similar obligations; provided, however, that such letters of credit do not constitute Indebtedness, or Liens with respect to insurance premium financing;

(12)                          Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(13)                          Liens securing Hedging Obligations so long as any related Indebtedness is permitted to be Incurred under this Indenture;

(14)                          leases, licenses, subleases and sublicenses of assets or property (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(15)                          judgment and attachment Liens and Liens arising by reason of a court order or decree and notices of lis pendens and associated rights related to litigation being contested in good faith, in each case not giving rise to an Event of Default;

(16)                          Liens securing Indebtedness (including Capitalized Lease Obligations, Attributable Indebtedness, mortgage financings and purchase money obligations) permitted under clause (8) of Section 4.09(b), which Liens cover only assets or property acquired, financed, designed, leased, constructed, repaired, maintained, installed or improved with or by such Indebtedness (including any proceeds thereof, accessions thereto and any upgrades or improvements thereto); provided that the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture;

(17)                          Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(18)                          Liens on property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged or consolidated with or into the Company or a Restricted Subsidiary; provided, however, that such Liens were in existence prior to such Person became a Restricted Subsidiary or merged or consolidated with or into the Company or a Restricted Subsidiary and were not Incurred in connection with, or in contemplation of, such event; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(19)                          Liens on property (including Capital Stock) at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens were in existence prior to such acquisition and were not Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens do not extend to any other property owned by the Company or any Restricted Subsidiary;

(20)                          Liens securing Indebtedness or other obligations of the Company owing to a Restricted Subsidiary, or of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a receivables entity);

(21)                          Liens securing the Notes;

(22)                          Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, defease, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured as permitted under this Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(23)                          any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(24)                          Liens in favor of the Company or any Restricted Subsidiary;

(25)                          other non-consensual Liens Incurred in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(26)                          Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Company or any of its Restricted Subsidiaries from incurring or creating Liens on their assets or property;

(27)                          Liens securing cash management obligations (that do not constitute Indebtedness) Incurred in the ordinary course of business;

(28)                          Liens incurred in connection with insurance premium financing in an aggregate principal amount outstanding at any one time not to exceed $12.5 million;

(29)                          contractual Liens in favor of landlords granted pursuant to or in connection with lease agreements or similar arrangements entered into in the ordinary course of business to secure the payment and performance by the Company or its Restricted Subsidiaries of its obligations under such lease; provided, however, that such Liens do not extend beyond the property or assets of the Company or its Restricted Subsidiaries located or maintained at the premise to which such lease or similar arrangement relates; and

(31)                      any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Prudential Notes” means the notes issued pursuant to the Ninth Amended and Restated Private Shelf Agreement of the Company, originally dated October 3, 2000 and amended as of December 19, 2012, all remaining outstanding amounts of which were repaid in June 2013.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Rating Agencies” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the May 15 or November 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances” and “refinanced” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary, Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)                                 (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)                                 the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)                                 such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

(4)                                 if the Indebtedness being refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the

Notes on terms not materially less favorable, when taken as a whole, to the holders as those contained in the documentation governing the Indebtedness being refinanced.

“Regulation S” means Regulation S under the Securities Act.

“Reorganization Costs” means, without duplication, non-recurring business optimization expenses and other charges (which for the avoidance of doubt shall include, but are not limited to, lease termination payments and other costs relating to the effect of store closures, retention and transition costs, severance costs, system establishment costs, and costs in respect of operational charges, in each case attributable to Discontinued Stores and/or resulting from the sale by the Company or any Subsidiary after the Issue Date of any Subsidiary, business or division, and related diligence expenses and reasonable legal, accounting, consulting, and advisory fees and expenses).

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which the Person or any of its property is subject.

“Restricted Global Note” means a Global Note bearing the Restricted Notes Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend set forth in Section 2.01(d)(1).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Restructuring Charges” means all charges and expenses caused by or attributable to any restructuring, severance, relocation, consolidation, closing, integration, business optimization or transition, signing, retention or completion bonus or curtailments or modifications to pension and post-retirement employee benefit plans.

“Rule 144A” means Rule 144A under the Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreement” has the meaning set forth in the definition of “Senior Credit Facility”.

“Senior Credit Facility” means that certain credit facility governed by that certain sixth amended and restated credit agreement of the Company and certain of its Subsidiaries with JPMorgan Chase, N.A., as administrative agent, and the other parties thereto, dated as of June 11, 2013, including any related notes, Guarantees, security documents, instruments and agreements executed in connection therewith,  in each case as such may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring (including increasing the amount of available borrowings thereunder pursuant to incremental facilities or otherwise adding Subsidiaries of the Company as additional guarantors thereunder) all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement (the “Senior Credit Agreement”) and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, or that constitutes a reasonable extension or expansion thereof.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof. The Stated Maturity of the Notes shall be December 5, 2017.

“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture (excluding, in the case of the Company or a Subsidiary, any Joint Venture) or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, performance bonds and similar instruments.

“Swap Contract” means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender (as defined in the Senior Credit Agreement)).

“Termination Date” has the meaning set forth in the Senior Credit Agreement as in effect on the Issue Date.

“Transactions” means the issuance of the Notes and the payment of fees and expenses in connection therewith.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to December 1, 2015; provided, however, that if the period from the redemption date to December 1, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to December 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.  The Trustee shall not be responsible for determining such Treasury Rate.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-777bbbb).

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Trustee” means Wells Fargo Bank, National Association, not in its individual capacity but solely as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Restricted Notes Legend.

“Unrestricted Subsidiary” means:

(1)                                 any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)                                 any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)                                 such Subsidiary or any of its Subsidiaries has not Guaranteed any Capital Stock or Indebtedness of, or have any Investment in, the Company or any Restricted Subsidiary and does not hold any Liens on any property or assets of the Company or any Restricted Subsidiary;

(2)                                 all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will for so long as it is an Unrestricted Subsidiary, consist of Non-Recourse Debt;

(3)                                 the aggregate Fair Market Value of all outstanding Investments of the Company and its Restricted Subsidiaries in such Subsidiary complies with Section 4.07 or constitutes a Permitted Investment;

(4)                                 such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5)                                 except as permitted by the covenant above under Section 4.11, on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company or such Restricted Subsidiary, when taken as a whole, than those that would have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company after the Issue Date shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions.  If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.  The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary in the same manner provided above; provided that immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a) on a pro forma basis taking into account such designation.

Notwithstanding anything to the contrary in the foregoing, the Board of Directors of the Company shall not be entitled to designate any Subsidiary as an Unrestricted Subsidiary (and any such designation shall not be effective) so long as such designation would result in the provisions of this Indenture causing a breach of Section 8.09 or Section 8.16 of the Senior Credit Agreement or any replacement or successor provisions thereof.

“U.S. Government Obligations” means securities that are:

(a)           direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b)           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of that is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly-Owned” means any corporation, association, partnership, limited liability company, joint venture or other business entity in which (other than directors’ qualifying shares or other immaterial local ownership required by law) 100% of the equity interests of each class having ordinary voting power, and 100% of the equity interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

Section 1.02          Other Definitions.

Term	Defined in Section
“Additional Restricted Notes”	2.01(b)
“Agent Members”	2.01(e)(iii)
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Asset Sale Offer Amount”	4.10
“Asset Sale Offer Period”	4.10
“Asset Sale Purchase Date”	4.10
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Automatic Exchange”	2.06(e)
“Automatic Exchange Date”	2.06(e)
“Automatic Exchange Notice”	2.06(e)
“Automatic Exchange Notice Date”	2.06(e)
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14(b)
“Change of Control Payment Date”	4.14(b)
“Clearstream”	2.01(b)
“Covenant Defeasance”	8.03
“DTC”	2.03
“Euroclear”	2.01(b)
“Excess Proceeds”	4.10(c)
“Global Notes”	2.01
“Institutional Accredited Investor Global Note”	2.01
“Institutional Accredited Investor Notes”	2.01
“Legal Defeasance”	8.02
“Note Register”	2.03
“Paying Agent”	2.03
“Registrar”	2.03
“Regulation S Global Note”	2.01(b)
“Regulation S Notes”	2.01(b)
“Resale Restriction Termination Date”	2.06(b)
“Restricted Payment”	4.07
“Restricted Period”	2.01
“Rule 144A Global Note”	2.01(b)
“Rule 144A Notes”	2.01(b)

Section 1.03          Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

Section 1.04          Rules of Construction.

Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)           “or” is not exclusive;

(d)           words in the singular include the plural, and in the plural include the singular;

(e)           “will” shall be interpreted to express a command;

(f)            provisions apply to successive events and transactions;

(g)           references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)           unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture; and

(i)            the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision.

Section 1.05          Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Company.  Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)           The ownership of Notes shall be proved by the Note Register.

(d)           Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)           The Company may, in the circumstances permitted by the Trust Indenture Act, set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote on or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.  If a record date is fixed, then only those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to give any such request, demand, authorization, direction, notice, consent, waiver or take any such other act or vote on or consent to any such action by vote or consent, whether or not such Holders remain Holders after such record date.  Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)            Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.  Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)           Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)           The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders.  If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.  No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

ARTICLE 2

THE NOTES

Section 2.01          Form and Dating; Terms.

(a)           The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.  The Initial Notes issued on the date hereof will be in an aggregate principal amount of $120,000,000.  In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein) and Unrestricted Global Notes (as provided herein).  Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Section 2.02, 2.06, 2.10, 3.06 or 9.05, in connection with an Asset Sale Offer pursuant to Section 4.10 or in connection with a Change of Control Offer pursuant to Section 4.14.

Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless at the time of such issuance, the Company would be in compliance with Section 4.09.

The Notes shall be known and designated as “5.75% Senior Notes due 2017” of the Company.

With respect to any Additional Notes, the Company shall set forth in (x) a Board Resolution and (y) (i) an Officer’s Certificate or (ii) one or more indentures supplemental hereto, the following information:

(1)           the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2)           the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 12.04, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes, the Additional Notes and the Unrestricted Global Notes shall be considered collectively as a single class for all purposes of this Indenture.  Holders of the Initial Notes, the Additional Notes and the Unrestricted Global Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the Unrestricted Global Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

A copy of the Board Resolutions of the Company establishing the terms of any Additional Notes, certified by the Secretary or any Assistant Secretary of the Company, shall be delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

(b)           The Initial Notes and any Additional Notes (if issued as Transfer Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S.  Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedure described herein.  Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A. which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.01(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided.  The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.01(d) (the “Regulation S Global Note”).  Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article 2 for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”).  Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream if they are participants in such systems, or indirectly through organizations which are participants in such systems.  If such interests are held through Euroclear or Clearstream Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries.  Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.01(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC or its nominee, duly executed by the Company and authenticated by the Trustee as hereinafter provided.  The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.  The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium if any) and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.03; provided, however, that, at the option of the Company, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Note Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph.  Payments in respect of Notes represented by a Global Note (including principal, premium if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC.  Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.01(d).  The Company shall approve any notation, endorsement or legend on the Notes.  Each Note shall be dated the date of its authentication.  The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)           Denominations.  The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(d)           Restrictive Legends.  Unless and until (i) an Initial Note or an Additional Note issued as a Transfer Restricted Note is sold under an effective registration statement or (ii) an Initial Note or Additional Note is exchanged for a Note that does not bear the Restricted Notes Legend in accordance with Section 2.06(e):

(1)           the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note shall bear the following legend on the face thereof the “Restricted Notes Legend”:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS

EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S.  PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (1) PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (2) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

(2)           Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(e)           Book-Entry Provisions.

(i)            This Section 2.01(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(ii)           Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.01(d).  Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to the Depositary, its successors or their respective nominees, except as set forth in Section 2.01(e)(v) and 2.01(f).  If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note.  Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(iii)          Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC may be treated by the

Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(iv)          In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.01(f) to beneficial owners who are required to hold Definitive Notes, the Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(v)           In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.01(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(vi)          The Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(vii)         Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(f)            Definitive Notes.

(i)            Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes.  If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.  In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice or, (B) the Company in its sole discretion executes and delivers to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC.  In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes.

(ii)           Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(e)(iii) or (iv) shall, except as otherwise provided by Section 2.06(d), bear the Restricted Notes Legend.

(iii)          If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Certificated Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note in authorized denominations representing the principal amount not so transferred.

(iv)          If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(v)           Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

Section 2.02          Execution and Authentication.

On the Issue Date, the Trustee shall, upon receipt of a Company Order (an “Authentication Order”), authenticate and deliver the Initial Notes.  In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.  At least one Officer shall sign the Notes for the Company by manual or facsimile signature.  If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note.  The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.  A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $120,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) under the circumstances set forth in Section 2.06(e), Initial Notes or Additional Notes in the form of an Unrestricted Global Note, in each case upon a Company Order.  Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes or Additional Notes.  Notwithstanding anything herein to the contrary, prior to authenticating any Note hereunder, the Trustee (or Authenticating Agent) shall receive an Authentication Order from the Company.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes.  Any such instrument shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.  An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company, pursuant to Article 5 shall be consolidated or merged with or into or wind up into any other Person or shall sell, assign, convey, transfer or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company shall have been merged or wound up into, or the Person which shall have received a sale, assignment, conveyance, transfer, or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article 5, any of the Notes authenticated or delivered prior to such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon receipt of an Authentication Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.03          Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”).  The Company may have one or more co- registrars and one or more additional paying agents.  The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the Trust Indenture Act to the extent required thereunder.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Company shall notify the Trustee in writing of the name and address of each such agent.  If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.  The Company or any of its Restricted Subsidiaries organized in the United States may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints the Trustee as Registrar and Paying Agent for the Notes.  The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above.  The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

Section 2.04          Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders of the Notes or the Trustee all money held by such Paying Agent for the payment of principal of, premium if any, or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof.  If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent.  Upon payment to the Trustee, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee.  Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05          Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes and shall otherwise comply with Trust Indenture Act Section 312(a).  If the Trustee is not the Registrar, or to the extent otherwise required under the Trust Indenture Act, the Company shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes and the Company shall otherwise comply with Trust Indenture Act Section 312(a).

Section 2.06          Transfer and Exchange.

(a)           General.  A Holder may transfer a Note to another Person or exchange a Note for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.06.  The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.06 by noting the same in the register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such register.  The transfer or exchange of any Note may only be made in accordance with this Section 2.06 and Section 2.01(e) and 2.01(f), as applicable, and, in the case of a Global Note, the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this Section 2.06(a).

(b)           Transfers of Rule 144A Notes and Institutional Accredited Investor Notes.  The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein prior to the date which is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(i)            a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note.

(ii)           a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.07 from the proposed transferee and, if requested by the Company, the delivery of an opinion of counsel, certification and/or other information satisfactory to the Company; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Institutional Accredited Investor Note to a transferee in the form of a beneficial interest in that Institutional Accredited Investor Note; and

(iii)          a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S.  Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.08 from the proposed transferee and, if requested by the Company, the delivery of an opinion of counsel, certification and/or other information satisfactory to the Company.

(c)           Transfers of Regulations S Notes.  The following provisions shall apply with respect to any proposed transfer of a Regulation S Note or a beneficial interest therein prior to the expiration of the Restricted Period:

(i)            a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii)           a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.07 from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

(iii)          a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.08 from the proposed transferee and, if requested by the Company, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to the Company; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Regulation S Global Note to a transferee in the form of a beneficial interest in that Regulation S Note.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.07, Section 2.08 or any additional certification.

(d)           Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend.  Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (i) an Initial Note or Additional Note is being transferred pursuant to an effective registration statement, (ii) Initial Notes or Additional Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.06(e) or (iii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.  Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)           Automatic Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note.  Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Restricted Global Note may be automatically exchanged into beneficial interests in an Unrestricted Global Note without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (A) with respect to the Notes issued on the Issue Date, the Issue Date or (B) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”).  Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company may pursuant to the Applicable Procedures (i) provide written notice to DTC at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to direct the Depositary to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least 15 calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of the Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and the (z) “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged.  At the Company’s request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders.  Notwithstanding anything to the contrary in this Section 2.06(e), during the fifteen (15) day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.06(e) shall be permitted without the prior written consent of the Company.  As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to rely upon, an Opinion of Counsel and on an Officer’s Certificate in form reasonably acceptable to the Trustee to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Trustee, as custodian for the Depositary to reflect the Automatic Exchange.  Upon such exchange of beneficial interests pursuant to this Section 2.06(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange.  The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

(f)            [Reserved].

(g)           Obligations with Respect to Transfers and Exchanges of Notes.

(i)            To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article 2, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

(ii)           No service charge shall be made to a Holder for any registration of transfer or exchange, but Holders shall be required to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.02, 2.06, 2.10, 3.06, 4.10, 4.14 or 9.05).

(iii)          The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

(iv)          Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Note attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(v)           Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(f) shall, except as otherwise provided by Section 2.06(d), bear the Restricted Notes Legend.

(vi)          All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)           No Obligation of the Trustee.

(i)            The Trustee shall have no responsibility or obligation under any circumstances to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person, including without limitation, with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the Holders (which shall be DTC or its nominee in the case of a Global Note).  The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(ii)           Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Registrar shall be responsible to monitor, determine, inquire or otherwise ascertain whether any transfer complies with applicable law, including the registration provisions of or exemptions from the Securities Act, applicable state securities laws, the rules of any Depositary, ERISA, the Code or the Investment Company Act; provided that if a certificate is specifically required by the express terms of this Section 2.05 to be delivered to the Trustee or the Registrar by a purchaser or transferee of a Note, the Trustee or the Registrar, as the case may be, shall be under a duty to receive and examine the same to determine whether the certificate substantially complies on its face with the express terms of this Indenture and shall promptly notify the party delivering the same if such transfer does not comply with such terms.

(iii)          Affiliate Holders.  By accepting a beneficial interest in a Global Note, any Person that is an Affiliate of the Company agrees to give notice to the Company, the Trustee and the Registrar of the acquisition and its Affiliate status.

(iv)          Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by DTC.

Section 2.07          Form of Certificate to be Delivered in Connection with Transfers to Institutional Accredited Investors.

[Date]

Regis Corporation
7201 Metro Boulevard
Edina, MN 55439
Attention: Eric A. Bakken
Facsimile: (952) 947-7300

Wells Fargo Bank — DAPS Reorg.

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $120,000,000 principal amount of the 5.75% Senior Notes due 2017 (the “Notes”) of Regis Corporation (the “Company”) which are held in the form of a [Rule 144A Global Note] [Regulation S Global Note] [Definitive Note] to effect a transfer of the Notes in exchange for an equivalent beneficial interest in an Institutional Accredited Investor Notes.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID
Number:

The undersigned represents and warrants to you that:

1.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business.  We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.             We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

3.             We [are] [are not] an Affiliate of the Company.

TRANSFEREE:

BY:

Section 2.08          Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Regis Corporation
7201 Metro Boulevard

Edina, MN 55439
Attention: Eric A. Bakken
Facsimile: (952) 947-7300

Wells Fargo Bank — DAPS Reorg.

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Re: Regis Corporation (the “Company”)
5.75% Senior Notes due 2017 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $120,000,000 aggregate principal amount of the [[Rule 144A Note] [Institutional Accredited Investor Note]] in exchange for an equivalent beneficial interest in a Regulation S Note, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)           the offer of the Notes was not made to a person in the United States;

(b)           either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)           no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a) (2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)           the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are] [are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is] [is not] an Affiliate of the Company.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Section 2.09          Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Company and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.10          Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.11          Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent.  Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Trust Officer of the Trustee knows are so owned shall be so disregarded.  Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Company or any obligor upon the Notes or any Affiliate of the Company or of such other obligor.

Section 2.12          Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.13          Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act).  Evidence of the destruction of all cancelled Notes shall be delivered to the Company upon its written request.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.14          Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01.  The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.14.  The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  The Company shall promptly notify the Trustee of such special record date.  At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed, first-class postage prepaid, to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.14 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.15          CUSIP Numbers.

The Company in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers.

ARTICLE 3

REDEMPTION

Section 3.01          Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, at least 5 Business Days (or such shorter time period with the consent of the Trustee) before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 but not more than 60 days before a redemption date, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02          Selection of Notes to Be Redeemed or Purchased.

(a)           If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Notes to be redeemed or purchased shall be selected in accordance with the procedures of DTC or the applicable Depository.  In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption or purchase.

Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03          Notice of Redemption.

(a)           Subject to Section 3.09, the Company shall transmit or cause to be transmitted, notices of redemption at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of the applicable Depository, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11.

The notice shall identify the Notes to be redeemed and shall state:

(i)            the CUSIP;

(ii)           the redemption date;

(iii)          the redemption price;

(iv)          if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(v)           the name and address of the Paying Agent;

(vi)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vii)         that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(viii)        the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(ix)          that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b)           At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense; provided that the Company shall have delivered to the Trustee, at least 10 Business Days before notice of redemption is required to be mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(a).

Section 3.04          Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.  Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Notwithstanding anything to the contrary herein, any notice of redemption otherwise made in compliance with Section 3.03 may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or consummation of other transactions related to such proposed redemption as specified in such notice of redemption.

Section 3.05          Deposit of Redemption or Purchase Price.

(a)           One Business Day prior to the redemption or purchase date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date.  The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b)           If the Company complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If the optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business, on such Record Date.  If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06          Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Section 3.07          Optional Redemption.

(a)           At any time prior to December 1, 2015, upon not less than 30 nor more than 60 days’ prior notice to each Holder, the Company may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b)           At any time prior to December 1, 2015, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued by it (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 105.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that:

(1)           at least 65% of the aggregate original principal amount of Notes issued under this Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after each such redemption; and

(2)           the redemption occurs within 90 days after the closing of such Equity Offering.

(c)           Except pursuant to clause (a) or (b) of this Section 3.07, the Notes will not be redeemable at the Company’s option prior to December 1, 2015.

(d)           On and after December 1, 2015, the Company may, at its option, redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest on the Notes to the applicable redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2015	102.875%
2016 and thereafter	100.00%

(e)           Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

(f)            If the optional redemption date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such Record Date.

Section 3.08          Mandatory Redemption.

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09          Offers to Repurchase by Application of Excess Proceeds.  (a) In the event that, pursuant to Section 4.10, the Company shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b)           Upon the commencement of an Asset Sale Offer, the Company shall send a notice to each of the Holders, with a copy to the Trustee.  The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer.  The Asset Sale Offer shall be made to all Holders and, to the extent required by the terms of other Pari Passu Indebtedness, holders of Pari Passu Indebtedness.   The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)            that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer shall remain open;

(ii)           the Asset Sale Offer Amount, the purchase price and the Asset Sale Purchase Date;

(iii)          that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)          that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Purchase Date;

(v)           that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in amounts of $2,000 or in integral multiples of $1,000 in excess thereof only;

(vi)          that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Asset Sale Purchase Date;

(vii)         that Holders shall be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Sale Offer Period, a telegram facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)        that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders or lenders thereof exceeds the Asset Sale Offer

Amount, the Trustee, in accordance with applicable Depositary procedures, shall select the Notes, and the Company, trustee or agent for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness, to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000 or in integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix)          that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered representing the same indebtedness to the extent not repurchased.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Section 3.01 through 3.06.

ARTICLE 4

COVENANTS

Section 4.01          Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary, holds as of noon Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium if any and interest then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02          Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03          Reports and Other Information.

Notwithstanding that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or is otherwise required to report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, so long as the Notes are outstanding (unless defeased in a legal defeasance), the Company shall make available to the Trustee  and, upon written request, a Holder of the Notes, without cost to any Holder, from and after the Issue Date:

(1)           within the time periods specified by the Exchange Act (including all applicable extension periods), an annual report on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form);

(2)           within the time periods specified by the Exchange Act (including all applicable extension periods), a quarterly report on Form 10-Q (or any successor or comparable form); and

(3)           all current reports that would be required to be filed with the SEC on Form 8-K (or any successor or comparable form).

In the event that the Company is not permitted to, or for any other reason does not file such reports with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act reports to the Trustee and the Holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified by the Exchange Act (including all applicable extension periods), which requirement may be satisfied by posting such reports on its website within the time periods specified by this Section 4.03.  Notwithstanding the foregoing, the availability of the reports referred to in paragraphs (1) through (3) above on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (or any successor system, including the SEC’s Interactive Data Electronic Application system) and the Company’s website within the time periods specified above will be deemed to satisfy the above delivery obligation, it being understood that the Trustee shall have no responsibility whatsoever to determine if such reports have been posted.  Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04          Compliance Certificate.

(a)           The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from the principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to his or her knowledge, the Company has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b)           If any Default has occurred and is continuing under this Indenture, the Company shall promptly (which shall be no more than five (5) Business Days upon becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Company proposes to take with respect thereto.

Section 4.05          [Reserved].

Section 4.06          Stay, Extension and Usury Laws.

The Company shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07          Limitation on Restricted Payments.

(a)           The Company shall not, and shall not permit any Restricted Subsidiary to, (i) declare or pay any dividend or make any other distribution (whether in cash, securities or other property) on any of its stock or other equity interests or any warrants, options or other rights with respect thereto (any of the foregoing, “Equity Interests”), (ii) purchase, redeem or otherwise acquire for value any of its Equity Interests (including any purchase, redemption, prepayment or other acquisition of the Convertible Notes) or (iii) make any Restricted Investment  (any such declaration, payment, distribution, purchase, redemption or other acquisition or Restricted Investment, a “Restricted Payment”).

(b)           Section 4.07(a) shall not prohibit:

(1)           the declaration and payment by any Subsidiary of dividends, and the making by any Subsidiary of other distributions, to the Company or any other Subsidiary;

(2)           the declaration and payment of stock dividends by the Company;

(3)           a Restricted Payment made by exchange for, or out of the proceeds of, a substantially concurrent sale of Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or any cash capital contribution to the Company;

(4)           [Reserved.];

(5)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of, the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be;

(6)           [Reserved.];

(7)           the payment of any dividend or distribution within 60 days after the date of declaration of the dividend or distribution, if at such date of declaration such dividend or distribution would have complied with this provision;

(8)           the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock pursuant to the terms thereof of the Company or any of its Restricted Subsidiaries;

(9)           any payments made in connection with the Transactions;

(10)         the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (to the extent the Investments in such Unrestricted Subsidiaries were Restricted Investments);

(11)         the purchase, redemption or other acquisition, cancellation or retirement of Capital Stock: (a) deemed to occur upon the exercise or exchange of options, warrants, other rights to purchase or acquire Capital Stock or other securities convertible into or exchangeable for Capital Stock if such Capital Stock represents a portion of the exercise or exchange price thereof, or (b) made in lieu of withholding taxes resulting from the exercise or exchange of options, warrants, other rights to purchase or acquire Capital Stock or other securities convertible into or exchangeable for Capital Stock;

(12)         payments in lieu of the issuance of fractional shares in connection with the exercise or exchange of options, warrants, other rights to purchase or acquire Capital Stock or other securities convertible into or exchangeable for Capital Stock and repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(13)         the purchase, redemption, acquisition, cancellation or other retirement of any Capital Stock of the Company or a Restricted Subsidiary to the extent necessary, in the good faith judgment of the Company, to prevent the loss or secure the renewal or reinstatement of any license, permit or other authorization held by the Company or any of its Subsidiaries issued by any governmental or regulatory authority or to comply with government contracting regulations;

(14)         the Company may purchase, redeem, pay, acquire or otherwise settle the Convertible Notes so long as, on the date of such purchase, redemption, payment, acquisition or other settlement (and after giving effect thereto), (i) Liquidity is at least $75,000,000 (for greater clarity, such minimum Liquidity requirement shall be null and void beginning on the day immediately after the date on which the Convertible Notes have been paid in full) and (ii) either (x) no Event of Default exists or (y) there are no outstanding Loans; or

(15)         the Company and its Restricted Subsidiaries may make other Restricted Payments not otherwise permitted by subsections (1) through (14) above; provided that if the Leverage Ratio as of the last day of the most recently ended fiscal quarter was greater than 2.50 to 1.0, then neither the Company nor any Restricted Subsidiary will make any Restricted Payment pursuant to this clause (15) if, after giving effect thereto, the aggregate amount of all such Restricted Payments made during the 12-month period ending on the date of such Restricted Payment would exceed $31.25 million.

(c)           The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date such Restricted Payment is made of the assets, securities or other property proposed to be declared, paid, made, purchased, redeemed, retired, defeased or acquired pursuant to such Restricted Payment.  The Fair Market Value of any cash Restricted Payment shall be its face amount.

As of the Issue Date, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments and/or Permitted Investments in an amount determined as set forth in the definition of “Investment.” Such designation will be permitted only if a Restricted Payment and/or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.  Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture.

Section 4.08          Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)   The Company shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any indenture, agreement, instrument or other arrangement which directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the ability of any Restricted Subsidiary to (a) pay dividends or make other distributions (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits, (b) make loans or advances to the Company or any Restricted

Subsidiary, (c) repay loans or advances from the Company or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any Restricted Subsidiary.

(b)           Section 4.08(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

(1)           the Senior Credit Agreement or any other agreement or instrument in effect at or entered into on the Issue Date;

(2)           this Indenture or the Notes;

(3)           any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition, merger or consolidation (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property and assets);

(4)           any amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2), (3), (6), (12) or this clause (4) of this Section 4.08(b); provided, however, that the encumbrances or restrictions contained in such amendment, restatement, modification, renewal, supplement, extension, refunding, replacement or refinancing is not materially more restrictive, when taken as a whole, than the encumbrances and restrictions contained in any of the agreements or instruments referred to in clauses (1), (2), (3), (6) or (12) of this Section 4.08(b) on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged or consolidated with or into the Company or a Restricted Subsidiary, whichever is applicable;

(5)           Permitted Liens or Liens otherwise permitted to be Incurred thereunder that limit the right of the debtor to dispose of property or assets subject to such Liens;

(6)           purchase money obligations, mortgage financings, Capitalized Lease Obligations and similar obligations or agreements permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.08(a) with respect to the property or assets acquired, financed, designed, leased, constructed, repaired, maintained, installed or improved in connection therewith or thereby (including any proceeds thereof, accessions thereto and any upgrades or improvements thereto);

(7)           agreements for the sale, transfer or other disposition of property or assets, including without limitation customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale, transfer or other disposition of all or a portion of the Capital Stock, property or assets of such Subsidiary;

(8)           restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business or as required by insurance surety or bonding companies;

(9)           any provisions in joint venture agreements, partnership agreements, LLC agreements and other similar agreements, which (x) are customary or (y) as determined in good faith by an Officer of the Company (as evidenced by an Officers ‘ Certificate) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due;

(10)         any provisions in leases, subleases, licenses, asset sale agreements, sale/leaseback agreements or stock sale agreements and other agreements entered into by the Company or any Restricted Subsidiary that (x) are customary and entered into in the ordinary course of business or (y) do not adversely affect the Company’s ability to make payments of principal or interest payments on the Notes when due, as determined in good faith by an Officer of the Company (as evidenced by an Officer’s Certificate);

(11)         applicable law or any applicable rule, regulation or order, or any license, permit or other authorization issued by any governmental or regulatory authority; or

(12)         agreements or instruments governing Indebtedness incurred in compliance with Section 4.09 hereof; provided that the encumbrances or restrictions contained therein, taken as a whole, are not materially more restrictive than those contained in this Indenture and the Notes, in each case, as then in effect.

Section 4.09          Limitation on Indebtedness.

(a)   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto on a pro forma basis the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00.

(b)   Section 4.09(a) shall not prohibit the Incurrence of the following Indebtedness:

(1)           (x) Indebtedness of the Company or any Restricted Subsidiary Incurred under a Credit Facility (including the Senior Credit Facility), and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount at any time outstanding up to $600.0 million, less the aggregate principal amount of all principal repayments of Indebtedness under Credit Facilities with Net Available Cash from Asset Sales made pursuant to clause 4.10(a)(3)(a) of Section 4.10(a) in satisfaction of the requirements of such covenant; and (y) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.08 of the Senior Credit Agreement as in effect on the Issue Date;

(2)           Indebtedness represented by the Initial Notes or any Additional Notes issued pursuant to this Indenture not to exceed, when combined with the Initial Notes, an aggregate principal amount of $120 million;

(3)           Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (7), (9) and (11));

(4)           Guarantees by the Company or its Restricted Subsidiaries of Indebtedness permitted to be Incurred by the Company or a Restricted Subsidiary in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes;

(5)           Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however, the Indebtedness is unsecured intercompany Indebtedness that constitutes a Permitted Investment;

(6)           Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise either in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, either (x) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) or (y) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition, in each case, after giving effect to such acquisition and the Incurrence of such Indebtedness pursuant to this clause (6) .

(7)           Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8)           (x) Indebtedness incurred in connection with Capital Leases and (y) Indebtedness (including Capitalized Lease Obligations, Attributable Indebtedness, mortgage financings or purchase money obligations) of the Company or a Restricted Subsidiary Incurred to finance (whether prior to or within 270 days after the purchase of) any part of the purchase price for, or the cost of design, lease, construction, repair, maintenance, installation or improvement of, any property (real or personal), plant or equipment used or to be used in the business of the Company or a Restricted Subsidiary (or the Capital Stock of any Person owning any such property, plant or equipment (but no other material assets other than cash or Cash Equivalents)), and any Indebtedness of the Company or a Restricted Subsidiary that serves to refund, refinance, replace, exchange, renew, repay or extend any Indebtedness Incurred pursuant to this clause (8), in principal amount not to exceed $62.5 million in the aggregate at any one time outstanding together with all other Indebtedness issued under this clause (8) then outstanding;

(9)           Indebtedness Incurred by the Company or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion or performance Guarantees (not for borrowed money) provided in the ordinary course of business, and any letters of credit functioning as or supporting any of the foregoing;

(10)         Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification Incurred or assumed in connection with the acquisition or disposition of, or adjustment of purchase price or similar obligations, in each case Incurred or assumed in connection with the disposition of, any business, property or assets of the Company or any business, property, assets or Capital Stock of a Restricted Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, property, assets or a Subsidiary for the purpose of financing such acquisition;

(11)         (a) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished, refinanced or otherwise covered within five Business Days of Incurrence or (b) Indebtedness owed on a short-term basis of no longer than 30 days to banks or financial institutions Incurred in the ordinary course of business that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Subsidiaries;

(12)         the Incurrence or issuance by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund, refinance, replace, exchange, renew, repay or extend any Indebtedness Incurred as permitted under Section 4.09(a) and clauses (2), (3), (6) and this clause (12) or any Indebtedness issued to so refund, refinance, replace, exchange, renew, repay or extend such Indebtedness, including additional Indebtedness Incurred to pay premiums (including reasonable, as determined in good faith by the Company, tender premiums), defeasance costs, accrued interest and fees and expenses in connection therewith prior to its respective maturity;

(13)         Indebtedness consisting of the financing of (a) insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business;

(14)         Indebtedness to the extent that the net proceeds thereof are promptly deposited to defease or to satisfy and discharge the Notes; or

(15)         in addition to the items referred to in clauses (1) through (12) above, Indebtedness of the Company and its Restricted Subsidiaries Incurred at such time when the Company’s Leverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is Incurred, would not exceed 3.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom, and calculating any such Indebtedness in the form of fully committed revolving credit or working capital facilities as if such fully committed facilities were fully drawn as of the date of such determination), as if such Indebtedness had been Incurred at the beginning of such four-quarter period.

(c)   For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(1)           in the event that an item of Indebtedness (or portion thereof) meets the criteria of more than one of the types of Indebtedness described in Section 4.09(a) and 4.09(b), the Company, in its sole discretion, shall divide and classify such item of Indebtedness (or portion thereof) on the date of Incurrence and may later divide and reclassify such item of Indebtedness (or portion thereof) in any manner that complies with this Section 4.09 and only be required to include the amount and type of such Indebtedness (or portion thereof) in one of such clauses;

(2)           Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3)           if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of Section 4.09(b) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4)           [Reserved];

(5)           Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness;

(6)           the principal amount of any Indebtedness outstanding in connection with a securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction; or

(7)           the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value or original issue discount, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09.  The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) the principal amount or liquidation preference thereof in the case of any other Indebtedness.

The Company will not permit any of its Unrestricted Subsidiaries, for so long as it is an Unrestricted Subsidiary, to Incur any Indebtedness, other than Non-Recourse Debt.  If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.  Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10          Sales of Assets and Subsidiary Stock.

(a)   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate any Asset Sale unless:

(1)           the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Sale) of the Capital Stock, property or assets subject to such Asset Sale;

(2)           at least 75% of the consideration from such Asset Sale received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)           an amount equal to 100% of the Net Available Cash from such Asset Sale is applied by the Company or a Restricted Subsidiary within 365 days from the later of the date of consummation of such Asset Sale or the receipt of such Net Available Cash, as follows:

(a)           to repay, prepay, defease, redeem, purchase or otherwise retire (and to permanently reduce commitments with respect thereto in the case of revolving borrowings): (x) Indebtedness of the Company (other than any Subordinated Obligations) that is secured by a Lien (other than Indebtedness owed to an Affiliate of the Company); or (y) Indebtedness of a Restricted Subsidiary that is secured by a Lien (other than Indebtedness owed to the Company or an Affiliate of the Company);

(b)           in the case of an Asset Sale by a Restricted Subsidiary, to repay, prepay, defease, redeem, purchase or otherwise retire (and to permanently reduce commitments with respect thereto in the case of revolving borrowings) Indebtedness of such Restricted Subsidiary or any other Restricted Subsidiary;

(c)           to permanently reduce obligations under any other Indebtedness of the Company (other than any Subordinated Obligations) or Indebtedness of a Restricted Subsidiary  (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); provided that the Company shall equally and ratably reduce obligations under the Notes as provided under Section 3.07, through open market purchases (to the extent such purchases are at or above 101% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 101% of the principal amount thereof plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(d)           to invest in, purchase or otherwise acquire Additional Assets to make payments (including without limitation prepayments and progress payments) in connection with such investment, purchase or other acquisition, or to make capital expenditures in the Company or any of its Restricted Subsidiaries;

provided that pending the final application of any such Net Available Cash in accordance with clause (a), (b), (c) or (d) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided further that a binding commitment to apply Net Available Cash as set forth in clause (d) above or a statement in an Officer’s Certificate that Net Proceeds will be applied as set forth in clause (d) above shall be treated as a permitted application of Net Available Cash from the date of such commitment or statement so long as the Company or such Restricted Subsidiary enters into such commitment or makes such statement with the good faith expectation that such Net Available Cash will be applied in a manner consistent with such commitment or statement within 180 days of such commitment or statement and, in the event such commitment is later cancelled or terminated or such statement withdrawn, for any reason before the Net Available Cash is applied in connection therewith, then such Net Available Cash shall constitute Excess Proceeds (as defined below).

(b)   For the purposes of clause (2) of Section 4.10(a) and for no other purpose, the following shall be deemed to be cash:

(1)           any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such Capital Stock, property or assets and from which the Company and all Restricted Subsidiaries have been validly released from further liability therefor; and

(2)           any securities, notes, other obligations or assets received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in such conversion) within 270 days following the closing of such Asset Sale.

Notwithstanding the foregoing, the 75% limitation referred to in clause (1) of Section 4.10(a) shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing provision on an after-tax basis, if the proceeds before tax would have complied with the aforementioned 75% limitation.

(c)   Any Net Available Cash from Asset Sales that is not applied or invested as provided in clause (3) of Section 4.10(a) shall be deemed to constitute “Excess Proceeds.” On the 366th day after the later of the date of consummation of the applicable Asset Sale and the receipt of Net Available Cash with respect thereto, if the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall be required to make an offer (“Asset Sale Offer”) to all Holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Sale, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 101% of the principal amount of the Notes and Pari Passu Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in integral multiples of $1,000.  To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so properly tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture.  If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee, in accordance with applicable Depositary procedures, shall select the Notes, and the Company, trustee or agent for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness, to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness.  Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the

“Asset Sale Offer Period”).  No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), the Company shall purchase the principal amount of Notes and Pari Passu Indebtedness required to be purchased pursuant to this Section 4.10 (the “Asset Sale Offer Amount”) or, if less than the Asset Sale Offer Amount has been so validly tendered, all Notes and Pari Passu Indebtedness validly tendered in response to the Asset Sale Offer.

If the Asset Sale Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Pending the final application of any Net Available Cash pursuant to this Section 4.10, the Company and its Restricted Subsidiaries may apply such Net Available Cash temporarily to reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(d)   On or before the Asset Sale Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Sale Offer Amount of Notes and Pari Passu Indebtedness or portions of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Asset Sale Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000.  The Company shall deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 4.10 and, in addition, the Company shall deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Indebtedness.  The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after termination of the Asset Sale Offer Period) mail or deliver to each tendering Holder of Notes an amount equal to the purchase price of the Notes so validly tendered and not properly withdrawn by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon delivery of an Officer’s Certificate from the Company, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  In addition, the Company shall take any and all other actions required by the agreements governing the Pari Passu Indebtedness.  Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.  The Company shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Asset Sale Purchase Date.

The Company shall comply, to the extent applicable, with the requirements of Rule 14e-l under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.10, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue of such compliance.

Section 4.11          Transactions with Affiliates.

(a)   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, when taken as a whole, than those that would have been obtained in a comparable transaction on an arm’s length basis with a Person who is not an Affiliate.

(b)   Section 4.11(a) shall not apply to:

(1)           any transaction between or among the Company and one or more Restricted Subsidiaries or between or among any Restricted Subsidiaries and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 4.09;

(2)           any Restricted Payment permitted to be made pursuant to Section 4.07 and the definition of “Permitted Investments”;

(3)           any employment, consulting, service or termination agreement, or indemnification arrangement, entered into by the Company or a Restricted Subsidiary with a current or former director, officer or employee of the Company or a Restricted Subsidiary; the payment of compensation or expense reimbursement to any current or former director, officer or employee of the Company or a Restricted Subsidiary (including amounts paid pursuant to employee benefit, employee stock option or similar plans); or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, restricted stock unit plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of directors, officers and employees of the Company or a Restricted Subsidiary approved by the Board of Directors of the Company or entered into the ordinary course of business;

(4)           the payment of reasonable fees and expense reimbursements to current or former directors of the Company or any Restricted Subsidiary;

(5)           loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices, in an aggregate amount not in excess of $3.125 million outstanding at any time;

(6)           any agreement as in effect as of the Issue Date, as such agreement may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders in the reasonable determination of an Officer of the Company (as evidenced by an Officer’s Certificate);

(7)           any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged or consolidated with or into the Company or a Restricted Subsidiary, as such agreement may be amended, modified, supplemented, extended or renewed from time to time; provided that such agreement was not entered into contemplation of such acquisition, merger or consolidation, and so long as any such amendment, modification, supplement, extension or renewal, when taken as a whole, is not materially more disadvantageous to the Holders, in the reasonable determination of an Officer of the Company (as evidenced by an Officer’s Certificate), than the applicable agreement as in effect on the date of such acquisition, merger or consolidation;

(8)           transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of an Officer of the Company (as evidenced by an Officer’s Certificate), such transactions are on terms that are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(9)           any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights with respect thereto;

(10)         transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter or opinion from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, than those that might reasonably have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate: and

(11)         the Transactions, including the payment of all fees and expenses related to the Transactions.

Section 4.12          Limitation on Liens.

(a)   The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or incur any Lien securing Indebtedness (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the Incurrence of such Liens (other than Permitted Liens):

(1)           in the case of Liens securing Subordinated Obligations, the Notes are secured by a Lien on such property, assets or proceeds that is senior to such Liens; or

(2)           in all other cases, the Notes are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.

(b)   Any Lien created for the benefit of Holders of the Notes pursuant to this Section 4.12 shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Section 4.13          Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole.

Section 4.14          Offer to Repurchase Upon Change of Control.

(a)   If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.07, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or larger integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b)   Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.07, the Company shall deliver a notice (the “Change of Control Offer”) to each Holder, with a copy to the Trustee, stating:

(1)           that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on a Record Date to receive interest on the relevant Interest Payment Date) (the “Change of Control Payment”):

(2)           the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”): and

(3)           the procedures determined by the Company, consistent with this Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)           accept for payment all Notes or portions of Notes (equal to $2,000 or larger integral multiples of $1,000) properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)           deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3)           deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly deliver to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and deliver to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or larger integral multiples of $1,000.

The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  If (a) the notice is delivered in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.  A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

(c)   The Company shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Change of Control Offer.  To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue of such compliance.

ARTICLE 5

SUCCESSORS

Section 5.01          Merger and Consolidation.  The Company shall not, and shall not permit any Restricted Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists immediately before and after giving effect to such transaction:

(a)           any Restricted Subsidiary may merge with the Company or another Restricted Subsidiary; provided that (i) in the case of any transaction between a Restricted Subsidiary and the Company, the Company shall be the continuing or surviving corporation, (ii) in the case of any transaction between a Restricted Subsidiary and a Wholly-Owned Subsidiary that is a Restricted Subsidiary, such Wholly-Owned Subsidiary shall be the continuing or surviving corporation or entity, and (iii) in the case of any transaction between a Domestic Subsidiary and a Foreign Subsidiary, such Domestic Subsidiary shall be the continuing or surviving corporation or entity;

(b)           any Restricted Subsidiary may make Asset Sales (to the extent such Restricted Subsidiary complies with the provisions of Section 4.10 hereof to the extent applicable) or other sales, transfers or dispositions not constituting Asset Sales;

(c)           any Restricted Subsidiary may merge or consolidate with another Person in order to effect a Permitted Acquisition;

(d)           so long as the Company is the surviving entity, the Company may merge or consolidate with another Person in order to effect a Permitted Acquisition; and

(e)           the Company and Restricted Subsidiaries may make Permitted Investments.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01          Events of Default.

(a)           An “Event of Default” wherever used herein, means any one of the following events:

(1)           default in any payment of interest on any Note when due, continued for 30 days;

(2)           default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3)           failure by the Company to comply with its obligations under Article V continued for 30 days after notice;

(4)           failure by the Company to comply for 30 days after notice as provided below with any of its obligations under Section 4.10 and 4.14;

(5)           failure by the Company to comply for 60 days after notice as provided below with Section 4.03;

(6)           failure by the Company to comply for 60 days after notice as provided below with its other covenants and agreements contained in this Indenture;

(7)           default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee exists on the Issue Date or is created after the Issue Date, which default:

(i)            is caused by a failure, after the expiration of the grace period provided in such Indebtedness, to pay principal of, or interest or premium if any, on such Indebtedness (“payment default”): or

(ii)           results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $12.5 million or more; provided that with respect to any Indebtedness under the Senior Credit Agreement, this clause (7) shall not be of any force or effect at any time that (x) there are no Loans outstanding or (y) the unrestricted cash and Cash Equivalents on hand of the Company and its Restricted Subsidiaries exceeds the principal amount of Loans then oustanding;

(8)           the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its or their debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its or their business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself or themselves; or (iv) takes any action to effectuate or authorize any of the foregoing;

(9)           (i) any involuntary Insolvency Proceeding is commenced or filed against the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company’s or a Significant Subsidiary’s or group of Restricted Subsidiaries’ that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary admits the material allegations of a petition against it or them in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or themselves or a substantial portion of its or their property or business; or

(10)         one or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $6.25 million or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof.

(b)           However, a default under clauses (4), (5) and (6) of Section 6.01(a) shall not constitute an Event of Default until the Trustee or the Holders of 30% in aggregate principal amount of the then outstanding Notes provide written notice to the Company of the default and the Company does not cure such default within the time specified in clauses (4), (5) and (6) of Section 6.01(a) after receipt of such notice.

Section 6.02          Acceleration.

(a)           If an Event of Default (other than an Event of Default described in Section 6.01(a)(8) or (9) with respect to the Company) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company, or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable.  Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.

(b)           In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (7) under Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (7) of Section 6.01(a) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c)           If an Event of Default described in Section 6.01(a)(8) or (9) occurs and is continuing with respect to the Company, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Section 6.03          Other Remedies.

Subject to Section 6.01(c), if an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04          Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may waive all past defaults (except with respect to a continuing Default or Event of Default with respect to nonpayment of principal, premium or interest on the Notes) and rescind any such acceleration with respect to the Notes and its consequences including any payment default that resulted from such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05          Control by Majority.

Subject to the express terms of this Indenture, including, without limitation, Section 7.02(f), 7.02(k) and 7.07, the Holders of a majority in aggregate principal amount of the then outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification from the Holders satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

Section 6.06          Limitation on Suits.

Subject to Section 6.07, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)           such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)           Holders of at least 30% in aggregate principal amount of the then outstanding Notes have requested the Trustee, by notice in writing, to pursue the remedy;

(3)           such Holders have offered the Trustee reasonably satisfactory security or indemnity against any loss, liability or expense;

(4)           the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)           the Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.07          Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08          Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09          Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, and except as set forth in Section 6.01(c), no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.10          Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.11          Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.12          Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

(i)            to the Trustee, its agents and attorneys for amounts due under this Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii)           to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

(iii)          to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.12.

Section 6.13          Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorney’s fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.13 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01          Duties of Trustee.

(a)           In the case of an Event of Default known to the Trustee to have occurred and be continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions which by any provision are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this Section 7.01(c) does not limit the effect of Section 7.01(b);

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.01.

(e)           The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02          Rights of Trustee.

(a)           The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Company and during normal business hours, to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the

Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.  Any permissive right or authority granted to the Trustee shall not be construed as a mandatory duty.

(b)           Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.  The Trustee shall have no duty to inquire as to the performance of, or otherwise monitor compliance with, the Company’s covenants herein.

(f)            None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h)           In no event shall the Trustee be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)            [Reserved].

(k)           The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties.

(l)            The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m)          The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(n)           The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

Section 7.03          Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Section 7.10 and 7.11.

Section 7.04          Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes; it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee; and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05          Notice of Defaults.

If a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it is actually known to a Trust Officer of the Trustee.  Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Holders.

Section 7.06          Reports by Trustee to Holders of the Notes.

Within 60 days after each June 1, beginning with the June 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with Trust Indenture Act Section 313(b)(2).  The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d).  The Company shall promptly notify the Trustee if the Notes are listed on any stock exchange or of any delisting thereof.

Section 7.07          Compensation and Indemnity.

The Company shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time.  Such compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee for, and hold it harmless against, any and all loss, damage, claims, liability or expense (including the reasonable fees and expenses of its agents and counsel) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.07) or defending itself against any claim whether asserted by any Holder or the Company, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder).  The Trustee shall notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder.  The Company shall defend the claim at the request of the Trustee and the Trustee will cooperate in the defense.  The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.  Notwithstanding the foregoing, the Company shall not be required to reimburse any expense or indemnify against any loss, damage, claim, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.  The Company shall not be required to indemnify the Trustee with respect to any settlement made without the consent of the Company, which consent will not be unreasonably withheld.

The obligations of the Company under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

To secure the payment obligations of the Company, the financial institution acting as Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

Section 7.08          Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.  The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing.  The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a custodian or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09          Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10          Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5).  The Trustee is subject to Trust Indenture Act Section 310(b).

Section 7.11          Preferential Collection of Claims Against the Company.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b).  A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01          Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02          Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (“Legal Defeasance”).  For this purpose.  Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of its other obligations under the Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.04;

(b)           the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)           the rights, powers, trusts, duties and immunities of the Trustee hereunder, and the Company’s obligations in connection therewith; and

(d)           this Section 8.02.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.  If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.

Section 8.03          Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under the covenants contained in Section 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, and 4.14 and Section 5.01  with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Section 6.01 (4), 6.01(5), 6.01(6), 6.01(7), 6.01(8) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01 (9) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01 (10) (with respect only to Significant Subsidiaries or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), 6.01 (11) or 6.01 (3) shall not constitute Events of Default.

Section 8.04          Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)           in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the respective outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the respective outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (excluding this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(5)           no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(6)           the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)           the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05          Deposited Money and U.S. Government Obligations to Be Held in Trust: Other Miscellaneous Provisions.

Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06          Repayment to the Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium and interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 8.07          Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or U.S.  Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section

8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Company makes any payment of principal of, premium or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01          Without Consent of Holders of Notes.

Notwithstanding Section 9.02, the Company and the Trustee may amend or supplement this Indenture without the consent of any Holder to:

(1)           cure any ambiguity, omission, defect, mistake or inconsistency;

(2)           provide for the assumption by a successor entity (or co-issuer) of the obligations of the Company under this Indenture (whether through merger, consolidation, sale of all or substantially all of assets, properties or otherwise);

(3)           provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)           secure the Notes;

(5)           add to the covenants of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;

(6)           make any change that does not materially adversely affect the rights of any Holder under this Indenture;

(7)           if applicable, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act;

(8)           provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(9)           provide for the issuance of Additional Notes under this Indenture;

(10)         comply with the provisions described under Article 10; or

(11)         provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities.

After an amendment or supplement under this Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment or supplement.  However, the failure to give such notice to all the Holders, or any defect in the notice, shall not impair or affect the validity of the amendment or supplement.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 12.04, the Trustee shall join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02          With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture and the Notes with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for. Notes), and, subject to Section 6.04 and 6.07, any past or existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal aggregate amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including consents obtained in connection with the purchase of, or tender offer or exchange offer for. Notes). Section 2.10 and Section 2.11 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 12.04, the Trustee shall join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.  A consent to any amendment, supplement or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes shall not be rendered invalid by such tender.

After an amendment or supplement under this Section 9.02 becomes effective, the Company shall mail to the Holders a notice briefly describing such amendment or supplement; provided that the failure to give such notice to all the Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding (including Additional Notes, if any) voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes.  However, without the consent of each adversely affected Holder of Notes, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment;

(2)           reduce the stated rate of interest or extend the stated interest payment date of the Notes;

(3)           reduce the principal of or extend the Stated Maturity of any Note;

(4)           waive a Default or Event of Default in the payment of principal of, or interest or premium if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)           reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed or repurchased as described above under Section 3.07, Section 4.10 or Section 4.14 whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definition of “Change of Control”);

(6)           make any Note payable in money other than that stated in the Note;

(7)           otherwise impair the right of any Holder to receive payment of principal of, premium if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(8)           make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions.

Section 9.03          Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the Trust Indenture Act as then in effect.

Section 9.04          Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05          Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06          Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Company may not sign an amendment, supplement or waiver until its Board of Directors approves it.  In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 12.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to customary exceptions, and complies with the provisions (including Section 9.03).

ARTICLE 10

[RESERVED]

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01       Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes, when:

(1)           either:

(a)           all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced pursuant to Section 2.09 or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(b)           all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)           the deposit shall not result in a breach or violation of, or constitute a default under, any material instrument to which the Company is a party or by which the Company is bound (other than a default resulting from the borrowing of funds to be applied to such deposit);

(3)           the Company has paid or caused to be paid all sums payable by it under this Indenture;

(4)           the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be, then the Trustee shall acknowledge satisfaction and discharge of this Indenture with respect to the Notes on demand of the Company (accompanied by an Officers ‘ Certificate and an Opinion of Counsel stating that all conditions precedent specified herein relating to the satisfaction and discharge of this Indenture have been complied with) and at the cost and expense of the Company; and

(5)           if U.S. Government Obligations shall have been deposited in connection with such satisfaction and discharge, then as a further condition to such satisfaction and discharge, the Trustee shall have received a certificate from a nationally recognized firm of independent accountants to the effect set forth in Section 8.04(1).

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to clause 11.01(1)(b) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 shall survive.

Section 11.02       Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent), to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01       Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

Section 12.02       Notices.

Any notice or communication by the Company or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ addresses:

If to the Company:

Regis Corporation
7201 Metro Boulevard
Edina, MN 55439
Attn: Eric A. Bakken
Facsimile: (952) 947-7300

With a copy to (which shall not itself constitute proper notice):

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036
Attention: Paul Scrivano and Sung Pak
Facsimile: (212) 326-2061

If to the Trustee:

Wells Fargo Bank, National Association
625 Marquette Avenue, 11th Floor
Minneapolis, MN  55479
Attn: Corporate Trust Services
Facsimile: (612) 667-2160

The Company or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: by publication, on the first date on which publication is made, at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed by first-class mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

In addition to the foregoing, the Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission (PDF format only) or other similar unsecured electronic methods (PDF format only); provided, however, that the Trustee shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added to deleted from the listing.  If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling.  The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction.  The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Any notice or communication to a Holder shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar or by other electronic means or such other delivery system as the Trustee agrees to accept.  Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act Section 313(c), to the extent required by the Trust Indenture Act.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Section 12.03       Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Company, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 12.04       Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(i)            An Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such officer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii)           An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05       Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 or Trust Indenture Act Section 314(a)(4)) shall comply with the provisions of Trust Indenture Act Section 314(e) and shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.06       Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07       No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities law.

Section 12.08       Governing Law.

THIS INDENTURE, THE NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 12.09       Waiver of Jury Trial.

EACH OF THE COMPANY, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.10       Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.11       No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12       Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.

Section 12.13       Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14       Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.15       Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16       U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[SIGNATURES ON FOLLOWING PAGE]

REGIS CORPORATION

By:	/s/ Steven M. Spiegel
Name: Steven M. Spiegel
Title: Executive Vice President and Chief Financial Officer

S-1

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

S-2

EXHIBIT A

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED

INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER SALE OR TRANSFER (1) PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (2) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S.  PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

CUSIP: [        ]
ISIN: [        ](1)

[RULE 144A] [REGULATION S][IAI] [GLOBAL] NOTE

5.75% Senior Notes due 2017

No. [ ]

REGIS CORPORATION

[promises to pay to CEDE & CO. or registered assigns, the principal sum as set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto [of up to                  United States Dollars] on December 5, 2017.] [USE ONLY FOR GLOBAL NOTES.]

[promises to pay to [           ] or registered assigns, the principal sum of [                                  United States Dollars] on December 5, 2017.] [USE ONLY FOR DEFINITIVE NOTES.]

Interest Payment Dates:  June 1 and December 1

Record Dates:  May 15 and November 15

(1)  Rule 144A Note CUSIP: 758932 AB3

Rule 144A Note ISIN: US758932AB37

Regulation S Note CUSIP: U7501Q AA6

Regulation S Note ISIN: USU7501QAA68

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:  November 27, 2013

REGIS CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

Dated:  November 27, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

[Back of Note]

5.75% Senior Notes due 2017

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             INTEREST.  Regis Corporation, a Minnesota corporation, promises to pay interest on the principal amount of this Note at 5.75% per annum from November 27, 2013 until maturity (which shall be, unless earlier redeemed, repaid or repurchased, December 5, 2017).  The Company will pay interest semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be June 1, 2014.  The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest without regard to any applicable grace periods from time to time on demand at the interest rate on the Notes.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.             METHOD OF PAYMENT.  The Company will pay interest on the Notes (except with respect to defaulted interest) to the Persons who are Holders at the close of business on June 1 and December 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest.  Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders.  The Company or any of its Restricted Subsidiaries may act in any such capacity.

4.             INDENTURE.  The Company issued the Notes under an Indenture, dated as of November 27, 2013 (the “Indenture”), among the Company and the Trustee.  This Note is one of a duly authorized issue of notes of the Company designated as its 5.75% Senior Notes due 2017. The Company shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Company.  The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited.  This Note is one of the 5.75% Senior Notes due 2017 referred to in the Indenture.  The Notes include (i) $120,000,000 aggregate principal amount of the Company’s 5.75% Senior Notes due 2017 issued under the Indenture on November 27, 2013 (herein called “Initial Notes”) and (ii) if and when issued, additional 5.75% Senior Notes due 2017 of the Company that may be issued from time to time under the Indenture subsequent to November 27, 2013 (herein called “Additional Notes”) as provided in Section 2.01(a) of the Indenture.  The Initial Notes, Additional Notes and Unrestricted Global Notes are treated as a single class of securities under the Indenture.  The Indenture imposes certain covenants as specified in Article 4 thereof.  The Indenture also imposes requirements with respect to the provision of financial information.

5.             OPTIONAL REDEMPTION.

(a)           Except as described below under clauses 5(b) and 5(c), the Notes will not be redeemable at the Company’s option before December 1, 2015.

(b)           At any time prior to December 1, 2015, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, the Company may redeem all or part of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(c)           At any time prior to December 1, 2015, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued by it (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 105.75% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that:

(1)           at least 65% of the aggregate original principal amount of Notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after each such redemption; and

(2)           the redemption occurs within 90 days after the closing of such Equity Offering.

(d)           On and after December 1, 2015, the Company may, at its option, redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) plus accrued and unpaid interest on the Notes to the applicable redemption date

(subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on December 1, of the years indicated below:

Year	Percentage
2015	102.875%
2016 and thereafter	100.00%

(e)           Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Section 3.01 through 3.06 of the Indenture.

6.             MANDATORY REDEMPTION.  The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.             NOTICE OF REDEMPTION.  Subject to Section 3.09 of the Indenture, the Company shall deliver, or cause to be delivered, notices of redemption at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of the applicable Depository, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 11 of the Indenture.  Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 on excess thereof; no Notes of $2,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased.  Subject to Section 3.05 of the Indenture, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.  Any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering.

8.             OFFERS TO REPURCHASE.

(a)           If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under Section 3.07 of the Indenture, each Holder shall have the right to require the Company to repurchase all or any part (equal to $2,000 or larger integral multiples of $1,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(b)           On the 366th day after the later of the date of consummation of an Asset Sale and the receipt of Net Available Cash with respect thereto, if the aggregate amount of Excess Proceeds exceeds $20,000,000, the Company shall be required to make an offer (an “Asset Sale Offer”) to all Holders of Notes and to the extent required by the terms of other Pari Passu Indebtedness, to all holders of other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Pari Passu Indebtedness with the proceeds from any Asset Sale, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Sale Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 101% of the principal amount of the Notes and Pari Passu Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, in each case in integral multiples of $1,000.  To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so properly tendered and not withdrawn pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by the Indenture.  If the aggregate principal amount of Notes surrendered by Holders thereof and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee, in accordance with applicable Depositary procedures, shall select the Notes, and the Company, trustee or agent for the Pari Passu Indebtedness shall select the Pari Passu Indebtedness, to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness.  Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Company, the Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Asset Sale Purchase Date.

9.             DENOMINATIONS, TRANSFER EXCHANGE.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

10.          PERSONS DEEMED OWNERS.  A Holder may be treated as its owner for all purposes.

11.          AMENDMENT, SUPPLEMENT AND WAIVER.  The Indenture or the Notes may be amended or supplemented as provided in the Indenture.

12.          DEFAULTS AND REMEDIES.

(a)           If an Event of Default (other than an Event of Default arising from certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default and that it is a “notice” to the Company, or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable.  Upon such a declaration, such principal, premium and accrued and unpaid interest shall be due and payable immediately.

(b)           In the event of a declaration of acceleration of the Notes because an Event of Default arising from certain defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee exists as of the Issue Date or is created after the Issue Date, has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to such Event of Default shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c)           If an Event of Default arising from certain events of bankruptcy or insolvency occurs and is continuing occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(d)           The Holders of a majority in aggregate principal amount of the then outstanding Notes may waive all past defaults (except with respect to a continuing Default or Event of Default with respect to nonpayment of principal, premium or interest on the Notes) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

(e)           If a Default occurs and is continuing and is actually known to a Trust Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default within 90 days after it occurs.  Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Holders.

13.          AUTHENTICATION.  This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14.          GOVERNING LAW.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THE NOTES.

15.          CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to the Company at the following address:

Regis Corporation
7201 Metro Boulevard
Edina, MN 55439
Attention: Eric A. Bakken
Facsimile: (952) 947-7300

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                            agent to transfer this Security on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

The undersigned hereby certifies that it [is / is not] an Affiliate of the Company and that, to its knowledge, the proposed transferee [is / is not] an Affiliate of the Company.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)                                 ☐ acquired for the undersigned’s own account, without transfer; or

(2)                                 ☐ transferred to the Company; or

(3)                                 ☐ transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)                                ☐ transferred pursuant to an effective registration statement under the Securities Act; or

(5)                                 ☐ transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)                                 ☐ transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.08 of the Indenture); or

(7)                                 ☐ transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

Signature

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE[*]

The initial outstanding principal amount of this Global Note is $       .  The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[*                                This schedule should be included only if the Note is issued in global form.]

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

FORM OF

TRANSFEREE LETTER OF REPRESENTATION

Regis Corporation
7201 Metro Boulevard
Edina, MN 55439
Attention: Eric A. Bakken
Facsimile: (952) 947-7300

In care of

Wells Fargo Bank — DAPS Reorg.

MAC N9303-121

608 2nd Avenue South

Minneapolis, MN 55479

Telephone No.: (877) 872-4605

Fax No.: (866) 969-1290

Email: DAPSReorg@wellsfargo.com

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[  ] principal amount of the 5.75% Senior Notes due 2017 (the “Notes”‘) of Regis Corporation (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1.             We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business.  We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

C-1

2.             We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act (“Rule 144A”). to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws.  The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date.  If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act.  Each purchaser acknowledges that the Company and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications or other information satisfactory to the Company and the Trustee.

TRANSFEREE:
by:

C-2